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                                                                    EXHIBIT 99.1

                        [WILTEL(SM) COMMUNICATIONS LOGO]





Date:             Dec. 2, 2002


Contact:  Cheena Pazzo                       Lindsay Hurley Fick
          WilTel Communications (media)      WilTel Communications (investors)
          (918) 547-4387                     (866) 800-7020
          cheena.pazzo@wcg.com               lindsay.hurley.fick@wcg.com



WILTEL RECEIVES FINAL FCC REGULATORY APPROVAL

                    LEUCADIA INVESTMENT RELEASED FROM ESCROW

         TULSA, Okla. - WilTel Communications (OTCBB: WTEL) announced today it received final Federal Communications Commission (FCC) regulatory approval in connection with the company's financial restructuring. The FCC approval allowed the company to satisfy the conditions of an escrow agreement and receive the $150 million investment made by Leucadia National Corporation (NYSE: LUK).

         Pursuant to the company's Chapter 11 Plan of Reorganization, Leucadia purchased an aggregate of 44% of the company's common stock by investing $150 million in the company and purchasing the claims of The Williams Companies (NYSE: WMB) for $180 million. Although the Chapter 11 Plan, including the distribution of common stock to Leucadia, was consummated on October 15 under temporary authority from the FCC, the $330 million purchase price paid by Leucadia was placed in escrow in the form of irrevocable letters of credit pending final FCC approval.

         The company disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, an assertion by SBC Communications, Inc. ("SBC"), that the escrow agreement constituted a material modification of the company's Plan of Reorganization and thus impacted the implementation of the Stipulation Agreement between the company and SBC as well as certain amendments to the alliance agreement between the parties. With the release of the Leucadia investment from escrow, the company believes any possible conditions to the Stipulation Agreement have been




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satisfied and that the company and SBC will be able to continue their business relationship as contemplated under the amendments to their alliance agreement.


                                     -More-

ABOUT WILTEL COMMUNICATIONS (FORMERLY WILLIAMS COMMUNICATIONS)

WilTel Communications (OTCBB: WTEL) through its operating subsidiary Williams Communications, LLC, provides data, voice and media transport solutions to a growing carrier-class customer base with complex communications needs. Such customers include leading global telecommunications and media and entertainment companies - companies where bandwidth is either their primary business or a core component of the products and services they deliver. WilTel's advanced network infrastructure reaches border-to-border and coast-to-coast with international connectivity to accommodate global traffic. For more detailed information, visit www.wiltelcommunications.com.

This press release may contain "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include WilTel's ability to obtain requisite FCC approvals. Additional information that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission made by the Company.

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